Exhibit 99	Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra to resume ammonia production at Billingham and Yazoo City
Sioux City, Iowa (February 27, 2006)—Terra Industries Inc. (NYSE: TRA) announced today that it is in the process of restarting its ammonia production plants in Billingham, Teesside, UK and Yazoo City, Miss. Terra expects to resume ammonia production at these plants on March 1, 2006.
Terra announced on Nov. 7 and Dec. 27, 2005, that it had suspended ammonia production at the Billingham and Yazoo City facilities due to high natural gas costs and to complete an extended maintenance turnaround at the Yazoo City facility. During the outages, the company made sales from its own inventories and used purchased ammonia as a feedstock to produce and sell upgraded products. Recent decreases in natural gas costs make it more economical for Terra to produce, rather than continue to purchase, ammonia to meet Billingham and Yazoo City customer demands.
Terra also announced that beginning March 1, it is curtailing U.S. nitrogen solutions production to about 35 percent below capacity to direct more output to meet merchant ammonia sales requirements and ensure minimal inventories of both products at July 1, 2006.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.